O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
                       Exhibit 99.1 - Certain Risk Factors


The following factors could affect our actual results, including revenues, expenses and net income, and could cause them to differ from any forward-looking statements made by or on behalf of us.

Competition

We compete with a large number of retail and wholesale automotive aftermarket product suppliers. The distribution of automotive aftermarket products is a highly competitive industry, particularly in the more densely populated market areas served by us. Competitors include national and regional automotive parts chains, independently owned parts stores (some of which are associated with national auto parts distributors or associations), automobile dealerships, mass or general merchandise, discount and convenience chains that carry automotive products, independent warehouse distributors and parts stores and national warehouse distributors and associations. Some of our competitors are larger and have greater financial resources than us.

No Assurance of Future Growth

We believe that our ability to open additional stores at an accelerated rate will be a significant factor in achieving our growth objectives for the future. Our ability to accomplish this growth is dependent, in part, on matters beyond our control, such as weather conditions, zoning and other issues related to new store site development, the availability of qualified management personnel and general business and economic conditions. No assurance can be given that our current growth rate can be maintained.
Dependence Upon Key and Other Personnel

Dependence Upon Key and Other Personnel

The success of our company has been largely dependent on the efforts of certain key personnel, including David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr., Rosalie O'Reilly Wooten, Ted F. Wise, and Greg Henslee. The loss of the services of one or more of these individuals could have a material adverse effect on the business and results of operations. Additionally, in order to successfully implement and manage our growth strategy, we will be dependent upon our ability to continue to attract and retain qualified personnel. There can be no assurance that we will be able to continue to attract such personnel.

Concentration of Ownership by Management

Our executive officers and directors as a group beneficially own a substantial percentage of the outstanding shares of our common stock. These officers and directors have the ability to exercise effective voting control of the company, including the election of all of our directors, and to effectively determine the vote on any matter being voted on by our shareholders, including any merger, sale of assets or other change in control of the company.